Exhibit 99.1

News Release

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Media Contact:

Kelli Christman

816.860.5088

Kelli.Christman@umb.com

Investor Relations Contact:

Abby Wendel

816.860.1685

Abigail.Wendel@umb.com

UMB Financial Corporation Finalizes Acquisition of Marquette Financial Companies

Expands Presence in Key Texas and Arizona Markets; Adds Specialty Lending Businesses and Asset Management Firm

KANSAS CITY, Mo. (June 1, 2015) —UMB Financial Corporation (Nasdaq: UMBF), a $16.7 billion diversified financial holding company, headquartered in Kansas City, Mo., has completed the acquisition of Marquette Financial Companies (MFC), a $1.4 billion financial-services company owned by the Pohlad family, in an all-stock transaction. With this deal, UMB has acquired 13 branches in Arizona and Texas, two national specialty lending businesses focused on asset-based lending and factoring as well as an asset management firm.

“This is an incredible time at UMB as we embark on a new and exciting chapter in our company’s history,” said Mariner Kemper, chairman and CEO, UMB Financial Corporation. “This acquisition has an immediate impact on our presence in two key growth markets for UMB – Arizona and Texas. In addition, the acquisition of two specialty lending businesses and an asset management firm expands our offerings and builds upon our existing commercial banking services through a national footprint.”

As part of this acquisition, the Phoenix-based Meridian Bank, n.a. and the Ft. Worth-based Meridian Bank Texas were merged into UMB Bank, n.a. The merger adds eight branches in the Phoenix area, with total assets of $745 million, net loans of $530 million and deposits of $584 million, as of March 31, 2015, and five branches in Ft. Worth, Dallas and Denton, Texas, with total assets of $442 million, net loans of $321 million and deposits of $384 million, as of March 31, 2015.

UMB also acquired Dallas-based Marquette Business Credit, which provides asset-based loans for working capital, recapitalization, growth, and mergers and acquisitions; Marquette Transportation Finance, which provides accounts-receivable financing and factoring primarily for transportation businesses, and its division, Marquette Commercial Finance; and Marquette Asset Management, which provides private asset management to individuals, families and institutions, based in Minneapolis, Minn.

“The realization of this acquisition benefits our customers by combining the strength of our two companies and expands our services and product sets,” James O. Pohlad, Chairman Marquette Financial Companies. “We are pleased to continue our enduring commitment to serving our customers and the communities where we do business.”

RBC Capital Markets, LLC served as exclusive financial adviser to UMB. Sullivan & Cromwell and Holland & Hart served as legal counsel to UMB. D.A. Davidson served as exclusive financial adviser to MFC. Briggs and Morgan served as legal counsel to MFC.

About UMB

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umbfinancial.com, umb.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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